EXHIBIT 23 - ACCOUNTANTS' CONSENT













The Board of Directors
Colonial Commercial Corp.
  and Subsidiaries:

We consent to incorporation by reference in the registration statement
(No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated March 6, 1998, relating to the consolidated balance sheets of Colonial Commercial Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-KSB of Colonial Commercial Corp.



                                  /s/   KPMG PEAT MARWICK LLP




Jericho, New York
March 24, 1998